EXHIBIT 10.2
Safeguard Scientifics, Inc.
435 Devon Park Drive, 800 Building
Wayne, PA 19087
(610) 293-0600
August 20, 2007
Mr. Brian J. Sisko
230 Oakwood Lane
Phoenixville PA 19460
Dear Brian:
Safeguard Scientifics, Inc. (“Safeguard”) is pleased to offer you a position as Senior Vice-President and General Counsel at Safeguard, located at Safeguard’s principal executive offices on terms and conditions described below (the “Agreement”). I understand that you will assume this position on or about August 20, 2007 (the actual date your employment commences is herein referred to as the “Commencement Date”).
Salary and Cash Incentives. The annual salary associated with this position is $340,000. As a matter of maintaining competitive employment terms, salaries are reviewed annually against internal and external peer groups, and individual performance, and, if appropriate, adjusted upwards.
You will also be eligible to participate in the Safeguard annual management incentive program (MIP), at a target payout of $250,000. The overall MIP goals are determined at the beginning of each year, and approved for payment annually, after the year-end audited results, by the Compensation Committee of the Board. Your individual actual payout amount will be determined by performance to individual objectives, and by the overall performance of Safeguard. You will participate in the MIP commencing with 2007, pro rated from the Commencement Date, but with a minimum payment guaranteed at 100% of the pro rated target amount for 2007 only. This guaranteed amount ($91,096, assuming an August 20, 2007 Commencement Date) will be payable on the next regular payroll date following the Commencement Date. You will apply the net after-tax proceeds of this guaranteed bonus amount, determined based on your reasonable estimate of the amount of federal, state and local income and employment taxes payable with respect to the guaranteed bonus, to purchase the Company’s Common Stock in one or more market transactions to be completed promptly after the Commencement Date, subject to and in compliance with any applicable law, regulations or policy, including, but not limited to, the Company’s insider trading policies and procedures.

Option Grant. Subject to Compensation Committee approval, you will be granted options to purchase 1,000,000 shares of Common Stock of Safeguard pursuant to an award qualified as an employment inducement award for purposes of the New York Stock Exchange listing requirements. Your initial option grant will be divided into two categories: 25% (or 250,000 options) will vest on a “time” basis (the “time-based” options) and the remaining 75% (or 750,000 options) will vest based on a performance basis (the “market-based” options). The options will be granted on the later of the Commencement Date or the date of the Compensation Committee approval (the “Grant Date”). With respect to the 250,000 time-based options, 25% will vest on the first anniversary of the Grant Date and the remaining 75% will vest in equal monthly installments during the three-year period commencing on the first anniversary of the Grant Date. The 750,000 market-based options will vest based on achievement by Safeguard of sustained improvement in its market capitalization (as will be more fully described in the option agreement). The option will have an exercise price equal to the mean of the high and low sales prices of Safeguard common stock on the Grant Date and will expire on the eighth anniversary of the Grant Date (subject to earlier termination in accordance with the option certificate). In general, except as otherwise provided in this Agreement or in the option agreement, your unvested stock options will be forfeited if you do not continue in active service to the Company through the applicable vesting date.
You will be eligible for additional grants from time to time as the compensation committee approves additional grants.
Fringe Benefits. You will also be eligible to participate in Safeguard’s health, dental, vision, disability, 401(k), deferred compensation program, and other benefit plans generally available to Safeguard executive employees from time to time. In addition, so long as you are an employee and Safeguard offers these benefits generally to other principals or executives, you will be paid a car allowance at the rate of $10,000 per annum (pro rated from the Commencement Date); you will receive a non-accountable annual expense allowance of $8,000 per annum (payable in February of each year, and commencing for you in February 2008); you will be entitled to participate in the Company’s executive medical plan as in effect from time to time; and, subject to evidence of insurability, you will be entitled to Company-paid universal life insurance providing coverage of $750,000 in addition to the Company’s normal group life insurance plans offered to employees generally. You will also be entitled to vacation at the annual rate of four weeks of vacation per year, and other benefits as outlined on the enclosed description of Safeguard benefits.
Severance. Subject to the terms and conditions set forth below, in the event that (A) your employment with Safeguard is terminated by Safeguard without cause or by you for good reason within eighteen (18) months following a change of control of Safeguard (“Change of Control Termination”) or (B) your employment with Safeguard terminates for any reason other than (i) your death or disability, (ii) Safeguard’s termination of your employment for cause or (iii) your resignation without good reason (such a termination, a “Severance Termination”), Safeguard shall provide you with the following benefits, which together with any benefits provided under the applicable terms of any other plan or program sponsored by the Safeguard (other than any plan, program or arrangement intended to pay severance benefits following termination of employment), and applicable to you, shall be the only severance benefits or other payments in respect of your employment with Safeguard to which you shall be entitled. The benefits you receive under this Agreement will be in lieu of all salary, accrued vacation and other rights that you may have against Safeguard or its affiliates.
•	Beginning with fiscal year 2008, you will receive a payment in respect of your current year’s bonus equal to the product of (i) your annual target bonus (of at least $250,000), multiplied by (ii) Safeguard’s percentage achievement of its annual Management Incentive Plan objectives as determined by the Compensation Committee as of the end of the calendar quarter closest to your date of termination, multiplied by (iii) a fraction, the numerator of which is the number of days in Safeguard’s fiscal year elapsed at the time of the termination and the denominator of which is 365. Payment under this provision will be made within a reasonable period of time after the end of the quarter for which the determination in (ii) is made.

•	If (A) there is a Change of Control Termination or (B) a Severance Termination, you will receive a lump sum payment equal to the product of (i) 1.5 multiplied by (ii) your annual salary then in effect (which will not be less than $340,000).

•	Except as provided below, you will only vest in your interests under and you will receive benefits in accordance with the terms and conditions set forth in Safeguard’s various long-term incentive plans.

•	You will receive up to twelve (12) months continued coverage under Safeguard’s medical and health plans and life insurance plans, which coverage shall run concurrent with the coverage provided under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”); or as an alternative, at the discretion of the Board, the Board may elect to pay you in lieu of such coverage an amount equal to your cost of continuing such comparable coverage. You should consult with Safeguard’s payroll staff concerning any life insurance policies.

•	On or before the end of the second calendar year beginning after your termination of employment, Safeguard will reimburse you for up to $20,000 for documented outplacement services or office space which you secure within such time period.

•	You will be reimbursed promptly for all your reasonable and necessary business expenses incurred on behalf of Safeguard prior to your termination date in accordance with Safeguard’s customary policies.

•	If you experience a Change of Control Termination as described above, (A) you will become fully vested in all of your outstanding stock options and you may exercise (i) those stock options that were subject to time-based vesting during the thirty-six (36) month period following your termination of employment (unless any of the options would by their terms expire sooner, in which case you may exercise such options at any time before their expiration), and (ii) those stock options that were subject to market-based vesting during the twenty-four (24) month period following your termination of employment (unless any of the options would by their terms expire sooner, in which case you may exercise such options at any time before their expiration), and (B) you will become fully vested in all of your outstanding restricted stock awards and deferred stock units, if any.
•	If you experience a Severance Termination as described above, (A) you will become fully vested in your outstanding time-based stock options that were subject to time-based vesting and you may exercise those stock options during the thirty-six (36)-month period following your termination of employment (unless any of the options would by their terms expire sooner, in which case you may exercise such options at any time before their expiration), (B) you may exercise your vested outstanding market-based options during the twelve (12) month period following your termination of employment (unless any of the options would by their terms expire sooner, in which case you may exercise such options at any time before their expiration), and (C) the Board, in its discretion, may accelerate the vesting of any restricted stock grants and deferred stock units, if any.
All compensation and benefits described in this Agreement will be offered in return for and contingent on your execution, non-revocation and performance of the General Release and Agreement substantially in the form attached to this letter agreement as Exhibit A and the Non-Competition Agreement in the form attached to this letter agreement as Exhibit B.
Upon your termination of employment with Safeguard in connection with a change of control, as discussed above, if it is determined that any payment or distribution by Safeguard of benefits provided under this Agreement or any other benefits due upon a change of control (the “Change of Control Benefits”) would constitute an “excess parachute payment” within the meaning of section 280G of the Code that would be subject to an excise tax under section 4999 of the Code (the “Excise Tax”) the following provisions shall apply, unless provided otherwise in the applicable plan, program or agreement that provides change of control payments that are not paid pursuant to this Agreement. If the aggregate present value to you of receiving the Change of Control Benefits and paying the Excise Tax is not greater than the aggregate present value to you of the Change of Control Benefits reduced to the safe harbor amount (as defined below), then Safeguard shall reduce the Change of Control Benefits such that the aggregate present value to you of receiving the Change of Control Benefits is equal to the safe harbor amount. Otherwise you shall receive the full amount of the Change of Control Benefits and you shall be responsible for payment of the Excise Tax. For purposes of this paragraph “present value” shall be determined in accordance with Section 280G(d)(4) of the Code and the term “safe harbor amount” shall mean an amount expressed in the present value that maximizes the aggregate present value of the Change of Control Benefits without causing any of the Change of Control Benefits to be subject to the deduction limitations set forth in Section 280G of the Code.

All determinations made pursuant to the foregoing paragraph shall be made by a professional advisor selected by Safeguard (the “Professional Advisor”), which firm shall provide its determinations and any supporting calculations both to Safeguard and to you within ten days of the termination date. Any such determination by the Professional Advisor shall be binding upon you and Safeguard. You shall then, in your sole discretion, determine which and how much of the Change of Control Benefits shall be eliminated or reduced consistent with the requirements of the foregoing paragraph. All of the fees and expenses of the Professional Advisor in performing the determinations referred to above shall be borne solely by Safeguard.
Except as provided in the next succeeding paragraph of this Agreement, Safeguard will pay you the lump sum payments described above on the next regularly scheduled payroll date after your rescission period relating to the release and non-competition agreement and such agreements have become effective and following any determination required by the preceding paragraph. Safeguard will prepare the final release (which will be substantially in the form attached as Exhibit A to this letter, but with such changes, if any, as recommended by Safeguard’s counsel) within five business days of your termination of employment. You will have 21 days in which to consider the release although you may execute it sooner. Please note that the release has a rescission period of seven days after which it becomes effective if not revoked. All other payments will be made to you on the next regularly scheduled payroll date after the date on which they become due.
To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under section 409A of the Code to payments due to you upon or following your separation from service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following your separation from service will be deferred (without interest) and paid to you (without interest) in a lump sum as promptly as possible following the lapse of that six-month period.
Except with respect to amounts subject to delayed payment because of the application of section 409A of the Code (as described in the immediately preceding paragraph), Safeguard will pay interest on late payments at the prime rate at Safeguard’s agent bank plus 2 percent compounded monthly. In addition, Safeguard will pay all reasonable costs and expenses (including reasonable attorney’s fees and all costs of arbitration) incurred by you to enforce this Agreement or any obligation hereunder.
In this letter, the term “cause” means (a) your failure to adhere to any written Safeguard policy if you have been given a reasonable opportunity to comply with such policy or cure your failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (b) your appropriation (or attempted appropriation) of a material business opportunity of Safeguard, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Safeguard; (c) your misappropriation (or attempted misappropriation) of any Safeguard fund or property; or (d) your conviction of, or your entering a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.
In this letter, the term “good reason” means (i) your assignment (without your consent) to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than your current position, responsibilities, or duties; provided, however, that a mere change in your area of responsibilities shall not constitute a material change if you are reasonably suited by your education and training for such responsibilities and you remain Senior Vice-President and General Counsel of Safeguard; (ii) a reduction of your base salary or target bonus opportunity (acknowledging that the payment of any bonus is subject to the discretion of the Compensation Committee of the Board); (iii) the relocation of Safeguard’s principal executive offices to a location which is more than 30 miles away from the location of Safeguard’s principal executive offices on the date of this Agreement; or (iv) Safeguard’s material breach of this agreement. Notwithstanding the foregoing, good reason shall not exist if (i) you fail to provide notice to Safeguard of your intended resignation for “good reason” within 90 days of the initial existence of such condition, (ii) Safeguard cures such action or failure to act that constitutes good reason within a reasonable period of time (which reasonable period of time shall not be longer than 30 days) following the date you provide Safeguard with notice of your intended resignation for good reason or (iii) your separation from service is not effective on or before 90th day following the lapse of the cure period referenced in (ii).
A “change of control” shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any Safeguard employee stock ownership plan or an equivalent retirement plan, becomes the beneficial owner (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of securities of Safeguard representing 50% or more of the combined voting power of Safeguard’s then outstanding voting securities, (ii) the Board ceases to consist of a majority of Continuing Directors (as defined below), (iii) the consummation of a sale of all or substantially all of Safeguard’s assets or a liquidation (as measured by the fair value of the assets being sold compared to the fair value of all of Safeguard’s assets), or (iv) a merger or other combination occurs such that a majority of the equity securities of the resultant entity after the transaction are not owned by those who owned a majority of the equity securities of Safeguard prior to the transaction. A “Continuing Director” shall mean a member of the Board who either (i) is a member of the Board at the date of this Agreement or (ii) is nominated or appointed to serve as a Director by a majority of the then Continuing Directors.
Terms of Employment, Agreements, Miscellaneous. You will be an employee-at-will and subject to the arrangements described in Safeguard’s employee handbook as modified from time to time. In addition, this offer is subject to your agreement to comply with various covenants designed to protect Safeguard’s confidential information and employee, customer and other relationships, as set forth in the Non-Competition Agreement, in the form attached to this letter agreement as Exhibit B. We will need to receive a signed copy of that agreement prior to your Commencement Date.
We agree that you may continue to serve as a an adjunct professor at the Temple University Fox School of Business and Management, and as a member of the Board of Overseers of the Annenberg Center for Performing Arts so long as such service does not interfere with the performance of your duties to Safeguard and that the activities of these organizations do not compete with the activities of Safeguard or our subsidiaries, partner companies or affiliates. You shall not serve as a director of any other company that is not affiliated with Safeguard without the consent of our Board of Directors.
The provisions set forth in this Agreement will inure to the benefit of your personal representative, executors and heirs. In the event you die while any amount payable under the Agreement remains unpaid, all such amounts will be paid in accordance with the terms and conditions of this letter.
No term or condition set forth in this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Board of Safeguard or a duly authorized officer of Safeguard.
You will not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise.
You acknowledge that the arrangements described in this Agreement will be the only obligations of Safeguard or its affiliates in connection with any determination by Safeguard to terminate your employment with Safeguard. This Agreement does not terminate, alter or affect your rights under any plan or program of Safeguard in which you may participate or under which you are due a benefit, except as explicitly set forth herein. Your participation in such plans or programs will be governed by the terms of such plans and programs.
The provisions set forth in this Agreement will be construed and enforced in accordance with the law of the Commonwealth of Pennsylvania without regard to the conflicts of laws rules of any state.
Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

The obligations of Safeguard set forth herein are absolute and unconditional and will not be subject to any right of set-off, counterclaim, recoupment, defense or other right which Safeguard may have against you, subject to, in the event of your termination of employment, your execution and performance of the General Release and Agreement substantially in the form attached to this letter agreement as Exhibit A and your performance of the Non-Competition Agreement in the form attached to this letter agreement as Exhibit B.
Safeguard may withhold applicable taxes and other legally required deductions from all payments to be made hereunder.
Safeguard’s obligations to make payments under this letter are unfunded and unsecured and will be paid out of the general assets of Safeguard.
This Agreement constitutes the entire agreement and understanding with respect to your severance arrangements, and supersedes any and all prior agreements and understandings whether oral or written, relating thereto.
If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement.
Sincerely,
Safeguard Scientifics, Inc.

By:	/s/ Peter J. Boni Peter J. Boni
President and Chief Executive Officer
I agree to be bound by the terms and conditions of this letter agreement.

/s/ Brian J. Sisko Brian J. Sisko

EXHIBIT A
GENERAL RELEASE AND AGREEMENT
     This GENERAL RELEASE AND AGREEMENT (hereinafter the “Agreement”) is made and entered into as of this ___day of                     , 20___, by and between Safeguard Scientifics, Inc. (“Safeguard”) and Brian J. Sisko (“Employee”).
     1. Background. The parties hereto acknowledge that this Agreement is being entered into pursuant to the terms of the employment letter agreement, dated August 20, 2007 between Safeguard and Employee (the “Employment Agreement”). As used in this Agreement, any reference to Safeguard shall include its predecessors and successors and, in their capacities as such, all of its present, past, and future directors, officers, employees, attorneys, insurers, agents and assigns; and any reference to Employee shall include, in their capacities as such, his attorneys, heirs, administrators, representatives, agents and assigns.
     2. General Release.
          (a) Employee, for and in consideration of the special benefits offered to him by Safeguard specified in the Employment Agreement and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Safeguard, of and from any and all waivable causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have or which Employee’s heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment with Safeguard to the date of this Agreement, and particularly, but without limitation, any claims arising from or relating in any way to Employee’s employment or the termination of Employee’s employment relationship with Safeguard, including, but not limited to, any claims arising under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., (“Title VII”), the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the “ADEA”), the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. (“ADA”), Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. § 301, et seq., as amended (“ERISA”), the Pennsylvania Wage Payment and Collection Law, Pa. Stat. Ann. tit. 43 §§ 260.1-260.11a (“WPCL”), the Pennsylvania Human Relations Act, 43 P.S. § 951 et seq. (the “PHRA”), and any and all other federal, state or local laws, regulations, ordinances or public policies and any common law claims now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs; provided, however, that the Employee does not release or discharge Safeguard from any of its continuing obligations to him expressly set forth in this Agreement and the Employment Agreement.
     (b) By signing this Agreement, Employee represents that Employee has not commenced any proceeding against Safeguard in any forum (administrative or judicial) concerning Employee’s employment or the termination thereof. If Employee’s employment with Safeguard has been terminated on or before the date of this Agreement, Employee further acknowledges that Employee was given sufficient notice under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and that the termination of Employee’s employment does not give rise to any claim or right to notice, or pay or benefits in lieu of notice under the WARN Act. In the event any WARN Act issue does exist or arises in the future, Employee agrees and acknowledges that the payments and benefits set forth in this Agreement shall be applied to any compensation or benefits in lieu of notice required by the WARN Act, provided that any such offset shall not impair or affect the validity of any provision of this Agreement or the Employment Agreement.
     (c) Employee agrees that in the event of a breach of any of the terms of this Agreement, Safeguard shall be entitled to recover attorneys’ fees and costs in an action to prosecute such breach, in addition to compensatory damages, and may cease to make any payments then due under this Agreement or the Employment Agreement.
     (d) Employee acknowledges that Safeguard’s obligations under the Employment Agreement and this Agreement are the only obligations of Safeguard or its parent organizations or affiliates in connection with the matters described herein and therein.
     (e) Employee agrees and acknowledges that this Agreement is not and shall not be construed to be an admission by Safeguard of any violation of any federal, state or local statue, ordinance or regulation or of any duty owed by Safeguard to Employee.
     4. Confidentiality; Non-Disparagement.
     (a) Except to the extent required by law, including SEC disclosure requirements, Safeguard and Employee agree that the terms of this Agreement will be kept confidential by both parties, except that Employee may advise his family and confidential advisors, and Safeguard may advise those people needing to know to implement the above terms.
     (b) Employee acknowledges and agrees that he is bound by the confidentiality provisions of the Employment Agreement and that such terms remain in full force and effect.
     (c) Employee represents that Employee has not taken, used or knowingly permitted to be used any notes, memorandum, reports, list, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of Safeguard or its affiliated or parent companies or concerning any of its dealings or affairs otherwise than for the benefit of Safeguard. Employee shall not, after the termination of Employee’s employment, use or knowingly permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of Safeguard and that immediately upon the termination of Employee’s employment, Employee shall deliver all of the foregoing, and all copies thereof, to Safeguard, at its main office.
     (d) In accordance with normal ethical and professional standards, Safeguard and Employee agree that they shall not in any way engage in any conduct or make any statement that would defame or disparage the other, or make to, or solicit for, the media or others, any comments, statements (whether written or oral), and the like that may be considered to be derogatory or detrimental to the good name or business reputation of either party.  It is understood and agreed that Safeguard’s obligation under this paragraph extends only to the conduct of Safeguard’s executive officers.  The only exception to the foregoing shall be in those circumstances in which Employee or Safeguard is obligated to provide information in response to an investigation by a duly authorized governmental entity or in connection with legal proceedings.
     5. Indemnity and Assistance.
     (a) This Agreement shall not release Safeguard, or any of its insurance carriers from any obligation it or they might otherwise have to defend and/or indemnify Employee and hold harmless any other director or officer and Safeguard hereby affirms its obligation to provide indemnification to Employee as a director, officer or former director or officer of Safeguard, as the case may be, as set forth in Safeguard’s bylaws and charter documents.
     (b) Employee agrees that Employee will personally provide reasonable assistance and cooperation to Safeguard in activities related to the prosecution or defense of any pending or future lawsuits or claims involving Safeguard.
     6. General.
     (a) Employee acknowledges and agrees that he has 21 days to consider this Agreement, and that Employee has been advised by Safeguard, in writing, to consult with his attorney before signing this Agreement, and that Employee had discussed this matter with his attorney before signing it. Employee further acknowledges that Safeguard has advised him that he may revoke this Agreement for a period of seven calendar days after it has been executed, with the understanding that Safeguard has no obligations under this Agreement until the seven day period has passed. If the seventh day is a weekend or national holiday, Employee will have until the next business day to revoke. Any revocation must be in writing and received by Safeguard at its facility located at 435 Devon Park Drive, 800 Building, Wayne, PA 19087, Attention: President, with a copy to the General Counsel, Safeguard Scientifics, Inc., 800 Building, 435 Devon Park Drive, Wayne, PA 19087.
     (b) Employee has carefully read and fully understands all of the provisions of this Agreement which set forth the entire agreement between him and Safeguard with respect to the subject matter hereto, and he acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this document.
     (c) This Agreement is made in the Commonwealth of Pennsylvania and shall be interpreted under the laws thereof. Its language shall be construed as a whole, to give effect to its fair meaning and to preserve its enforceability.
     (d) Employee agrees that any breach of this Agreement by Employee will cause irreparable damage to Safeguard and that in the event of such breach Safeguard shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Employee’s obligations hereunder.

     (e) No term or condition set forth in this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an officer of Safeguard specifically and duly authorized by the Board of Directors of Safeguard.
     (f) Any waiver by Safeguard of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.
     (g) Each covenant, paragraph and division of this Agreement is intended to be severable and distinct, and if any paragraph, subparagraph, provision or term of this Agreement is deemed to be unlawful or unenforceable, such a determination will not impair the legitimacy or enforceability of any other aspect of the Agreement.
     (h) This Agreement is intended to be for the benefit of, and shall be enforceable by, Safeguard. Except as provided in the prior sentence, this Agreement is not intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity other than the parties hereto and their respective heirs, representatives, successors and permitted assigns.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

Date: , 20___

Brian J. Sisko

Safeguard Scientifics, Inc.

Date: , 20___	By:
Name:
Title:

EXHIBIT B
NON-COMPETITION AGREEMENT
       This NON-COMPETITION AGREEMENT (hereinafter the “Agreement”) is made and entered into as of this 20th day of August, 2007, by and between SAFEGUARD SCIENTIFICS,INC. (the “Company”) and Brian J. Sisko (“Employee”).
     1. Background.  The parties hereto acknowledge that this Agreement is being entered into pursuant to the terms of the Letter Agreement, dated August 20, 2007 between the Company and Employee (the “Letter Agreement”).  As used in this Agreement, any reference to “Majority Subsidiary” shall mean any person or entity that has a majority of its outstanding voting securities owned directly or indirectly by the Company; and “Partner Company” shall mean any person or entity in or with respect to which the Company has made, or is actively considering making, an equity or debt investment or acquisition.
     2. Confidentiality and Non-Disclosure.
     (a) I will not reveal to any person or entity any of the trade secrets or confidential information of the Company or of any Partner Company (including, but not limited to, the identity of any Partner Company, and trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, employee lists, customer lists, projects, plans and proposals) and I shall keep secret all matters entrusted to me and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company.  The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of mine; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided, I shall provide the Company notice of any such required disclosure once I have knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order.
     (b) Upon termination of my employment, I shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or any Partner Company concerning any of its dealings or affairs, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company or the Partner Company, as appropriate, and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.
     3. Ownership of Inventions and Ideas.  I acknowledge that the Company shall be the sole owner of all patents, patent applications, patent rights, formulas, copyrights, inventions, developments, discoveries, other improvements, data, documentation, drawings, charts, and other written, audio and/or visual materials relating to equipment, methods, products, processes, or

B-1

programs in connection with or useful to the business of the Company or a Partner Company (collectively, the “Developments”) which I, by myself or in conjunction with any other person, conceived, made, acquired, acquired knowledge of, developed or created during the term of my employment with the Company, free and clear of any claims by me (or any successor or assignee of mine) of any kind or character whatsoever other than my rights under the Letter Agreement.  I acknowledge that all copyrightable Developments shall be considered works made for hire under the Federal Copyright Act.  I hereby assign and transfer my right, title and interest in and to all such Developments, and agree that I shall, at the request of the Company, execute or cooperate with the Company in any patent applications, execute such assignments, certificates or other instruments, and do any and all other acts, as the Company from time to time reasonably deems necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in or to any such Developments.
     4. Non-Compete.  Until the first anniversary of the date hereof (the “Restricted Period”), I agree that I will not:
     (a) directly or indirectly solicit, entice or induce any customer of the Company or a Majority Subsidiary to become a customer of any other person, firm or corporation with respect to products and/or services then sold by the Company or to cease doing business with the Company, and I shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person;
     (b) directly or indirectly solicit, recruit or hire any person who was an employee of the Company or a Majority Subsidiary on the date of my termination of employment to work for a third party other than the Company or such Majority Subsidiary or engage in any activity that would cause any employee to violate any agreement with the Company or such Majority Subsidiary; provided that I shall not be prohibited from soliciting any person who, at the time of solicitation, is no longer employed by the Company or a Majority Subsidiary and who was not induced to leave employment in violation of this sub-paragraph (b); or
     (c) whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity which is competitive in the same service areas with the products or services being manufactured, marketed, distributed, or provided by the Company or a Majority Subsidiary at the time of termination of my employment (“Competitive Activities”).  The foregoing prohibition shall not prevent (i) my ownership of securities of a public company not in excess of five percent (5%) of any class of such securities, (ii) my employment or engagement by a company or business organization which during the previous 12 months did not generate, or during the next 12 months does not seek to generate, more than 5% of its consolidated revenues from Competitive Activities, provided that my responsibilities for such company or business organization do not require me to engage in Competitive Activities or to violate sub-paragraphs (a) or (b) of this Section, or (iii) my employment with or ownership in a traditional venture capital firm, so long as, in the course of such employment or ownership, (x) I do not, directly or indirectly, solicit for investment or acquisition on behalf of such firm any Majority Subsidiary or Partner Company at the time of termination of my employment or provide any services to such firm with respect to any such Majority Subsidiary or Partner Company, and (y) I do not violate

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any of the requirements of confidentiality and non-disclosure set forth in paragraph 2 hereof or the provisions of subparagraphs 4(a) or (b) above.
     5. Reasonable Restrictions.  I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.  I hereby acknowledge that the type and periods of restriction imposed in the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company.  I represent that my experience and capabilities are such that the restrictions contained herein will not prevent me from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by me.  I further agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.
     6. General.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.  No term or condition set forth in this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by me and an officer of the Company authorized to sign such writing by the Board of Directors of Safeguard.  My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.  Any controversy or claim arising out of or relating to this agreement, or the breach thereof (other than a request for equitable relief) will be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

Date: August 20, 2007		/s/ Brian J. Sisko Brian J. Sisko

SAFEGUARD SCIENTIFICS, INC.

Date: September 4, 2007
	By:	/s/ Peter J. Boni Title President & Chief Executive Officer

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